Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8)  pertaining to the Unigene Laboratories, Inc. 2006 Stock-Based Incentive Compensation Plan, of our report dated March 8, 2010, with respect to the financial statements of Tarsa Therapeutics, Inc. for the period from March 13, 2009 (date of inception) to December 31, 2009 included in the Annual Report on Form 10-K of Unigene Laboratories, Inc. for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
August 13, 2010